------------------------
                                                              EXHIBIT 99.1
                                                        ------------------------
COMMUNITY WEST
BANCSHARES

445 PINE AVENUE, GOLETA, CA 93117

FOR IMMEDIATE RELEASE
CONTACT   CHARLES G. BALTUSKONIS, EVP/CFO
PHONE:    805-692-5821
E-MAIL:   CBALTUSKONIS@GOLETA.COM
URL:      HTTP://WWW.COMMUNITYWEST.COM
SYMBOL:   CWBC

COMMUNITY WEST BANCSHARES ANNOUNCES EARNINGS INCREASE OF 9% FOR 2004 THIRD QUARTER AND 66% FOR 2004 NINE MONTHS

DIVIDEND OF $.04 PER SHARE DECLARED

Goleta, California, October 28, 2004 - Community West Bancshares (Company) today announced operating results for the third quarter and first nine months of 2004.

                                EARNINGS SUMMARY

For the quarter ended September 30, 2004 (2004 Q 3), the Company recorded net income of $967,000, or $.17 per share (basic, and $.16 per share diluted), compared to net income of $885,000, or $.16 per share (basic, and $.15 per share diluted), for the quarter ended September 30, 2003 (2003 Q 3). This represents a 9% comparative increase. For the nine months ended September 30, 2004, the Company recorded net income of $2,881,000, or $.50 per share (basic, and $.49 per share diluted), compared to net income of $1,731,000, or $.30 per share
(basic and diluted) for the nine months ended September 30, 2003. This represents a 66% comparative increase.

NET INTEREST INCOME
-------------------

Total interest income for the comparative three-month periods increased by $691,000. This increase is related to growth in interest-earning assets, primarily in the commercial lending and manufactured housing portfolios, and was partially offset by the continued decrease in securitized loans.

Interest expense on deposits was slightly higher based on volume and was more than offset by the decline in interest expense on the securitized bonds, as the Company continues to benefit from the paydowns of the relatively high-rate, securitized bonds, thus serving to reduce the Company's cost of funds.

PROVISION FOR LOAN LOSSES
-------------------------

Overall, the general portfolio credit quality continues to be relatively stable and, in addition, the securitized loan portfolio continues to stabilize and pay down.

NON-INTEREST  INCOME  AND  NON-INTEREST  EXPENSES

The comparative decrease in non-interest income was primarily due to a decrease in mortgage business and the selling of unguaranteed SBA loans in 2003 Q 3 and none in 2004 Q 3. These sales generally occur one or two times per year. Quarterly non-interest expenses were in total at a slightly lower level.

                                  BALANCE SHEET

The Company's total assets increased to $347.2 million, or $43 million, at September 30, 2004 compared to $304.2 million at December 31, 2003. Net loans increased by $34.3 million and liquid assets, investment securities and FHLB stock increased by $10.3 million.

On the funding side in 2004, deposits have increased by $38.1 million while other borrowings have remained approximately the same in total, as the securitized debt repayments have effectively been replaced with short-term borrowings.

                                     CAPITAL

As of September 30, 2004, the Company had $36,878,000 in equity capital, or 10.62% of consolidated total assets, and book value per share was $6.44.

                                DIVIDEND DECLARED

The Board of Directors announced that they have declared a quarterly dividend of $.04 per common share, payable November 22, 2004 to shareholders of record as of the close of business on November 8, 2004. At this quarterly rate, the annual dividend is equivalent to $.16 per common share.

                     SANTA MARIA FULL-SERVICE BRANCH OFFICE

The Company has signed a lease in Santa Maria and will soon commence work on its tenant improvements for the next full-service Community West Bank branch office location. The office is planned to open in the 2005 first quarter. The Santa Maria business market has undergone rapid growth in the last several years, and with a successful loan production office already there in place, the Company believes it is well positioned to participate in that growth.

               COMMENTS FROM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Lynda J. Nahra, President and Chief Executive Officer, noted: "We continue to be pleased with the Company's progress in 2004, especially in light of the continued difficult interest rate environment for the banking industry. We remain focused on our business model and core competencies, and in providing the highest quality service to our diverse client base. The favorable operating results are a partial reflection of that growth, the fact that the Company's interest margin has stabilized and that we continue to successfully manage the credit portfolio."

                                COMPANY OVERVIEW

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, formerly Goleta National Bank, which has two full-service branch offices, in Goleta and Ventura, and a loan production office (and will also have a full-service branch office in 2005) in Santa Maria, California. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending, with loans originating in California, Alabama, Colorado, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Washington.

                          SEE ENCLOSED FINANCIAL TABLES



SAFE  HARBOR  DISCLOSURE

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except share and per share data)


                                                Three Months Ended      Nine Months Ended
                                                   September 30,          September 30,
                                             ----------------------------------------------
                                                2004        2003        2004        2003
                                             ----------  ----------  ----------  ----------
Interest income                              $    5,711  $    5,020  $   16,117  $   15,398
Interest expense                                  1,954       2,198       5,838       7,243
                                             ----------  ----------  ----------  ----------
Net interest income                               3,757       2,822      10,279       8,155
Provision for loan losses                           186         298         251       1,006
                                             ----------  ----------  ----------  ----------
Net interest income after
  provision for loan losses                       3,571       2,524      10,028       7,149
Non-interest income                               2,157       3,013       8,028       8,199
Non-interest expenses                             4,086       4,196      13,161      12,722
                                             ----------  ----------  ----------  ----------

Income before income taxes                        1,642       1,341       4,895       2,626
Provision for income taxes                          675         456       2,014         895
                                             ----------  ----------  ----------  ----------

      NET INCOME                             $      967  $      885  $    2,881  $    1,731
                                             ==========  ==========  ==========  ==========

Earnings per share:
  Basic                                      $     0.17  $     0.16  $     0.50  $     0.30
  Diluted                                          0.16        0.15        0.49        0.30

Weighted average shares:
  Basic                                       5,719,647   5,692,732   5,713,765   5,691,069
  Diluted                                     5,868,973   5,773,400   5,844,209   5,738,139

**************************************************************************************

Selected average balance sheet items
------------------------------------

Average assets                               $  341,963  $  301,672  $  325,674  $  298,946
Average gross loans                             282,412     253,547     268,624     249,402

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except share and per share data)


                                                             September 30,
                                                                 2004         December 31,2003
                                                            ---------------  ------------------
Cash and cash equivalents                                   $       26,721   $          22,056
Interest-earning deposits in other financial institutions              392                 792
Investment securities                                               25,322              20,468
Loans:
  Held for sale                                                     36,968              42,038
                                                            ---------------  ------------------
  Held for investment                                              219,877             169,526
    Less: Allowance                                                 (2,931)             (2,652)
                                                            ---------------  ------------------
    Net held for investment                                        216,946             166,874
                                                            ---------------  ------------------
  Securitized loans                                                 25,735              37,386
    Less: Allowance                                                 (1,109)             (2,024)
                                                            ---------------  ------------------
    Net securitized loans                                           24,626              35,362
                                                            ---------------  ------------------
      NET LOANS                                                    278,540             244,274
                                                            ---------------  ------------------

Other assets                                                        16,265              16,660
                                                            ---------------  ------------------

      TOTAL ASSETS                                          $      347,240   $         304,250
                                                            ===============  ==================

Deposits                                                    $      262,960   $         224,855
Repurchase agreements                                               17,425              14,394
FHLB advances                                                        7,500                   -
Bonds payable                                                       15,969              26,100
Other liablities                                                     6,508               4,570
                                                            ---------------  ------------------
      TOTAL LIABILITIES                                            310,362             269,919

Stockholders' equity                                                36,878              34,331
                                                            ---------------  ------------------

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                                      $      347,240   $         304,250
                                                            ===============  ==================

Shares outstanding                                               5,729,869           5,706,769

Book value per share                                        $         6.44   $            6.02

***********************************************************************************************

Nonaccrual loans                                            $        7,655   $           7,174
SBA guaranteed portion                                              (4,743)             (4,106)
                                                            ---------------  ------------------

Nonaccrual loans, net                                       $        2,912   $           3,068
                                                            ===============  ==================